UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2015

AVRA INC.

(Exact name of registrant as specified in charter)

Nevada	333-182130	36-4789798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Pelham Commons Boulevard, Greenville, SC	29615
(Address of principal executive offices)	(Zip Code)

1-844-287-2462

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

Mango Pay Terminals

On August 31, 2015, Avra Inc. (the “Company”) entered into a definitive Joint Venture Agreement (the “Agreement”) with Mango Pay SRL (“Mango Pay”) to provide their customers with the ability to purchase digital currency, specifically bitcoin. Pursuant to the terms of the Agreement, Mango Pay will handle the day-to-day caretaking and operational requirements of the machines and will exclusively use the services of the Company for provision of bitcoin through their network of kiosks for a period of one (1) year. At the conclusion of each month, both the Company and Mango Pay will be entitled to 50% of the transaction revenue from the previous month.

Mango Pay has 80 payment kiosks in the Dominican Republic as well as another 30 in transit, which provide customers the ability to pay or recharge cell phone accounts, pay utility bills such as electricity, water and community services, as well as offering banking payment services.

The parties have now completed the programming and development enabling the Mango Terminals with digital currency solutions. The Company's platform is now also available for integration with other kiosk and payment terminal operators worldwide. The Company has begun beta tested prior to a full public launch.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Joint Venture Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Joint Venture Contract

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVRA INC.

DATED: September 3, 2015	By:	/s/ Stephen Shepherd
Stephen Shepherd
Chief Executive Officer